UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2012 (March 2, 2012)

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)	(Zip Code)

+4544986000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On March 8, 2012, LiqTech International, Inc. (“LiqTech”) announced that it had completed the initial closing of the previously announced registered public offering of its common stock.

As part of the initial closing, LiqTech issued 2,511,500 shares of its common stock in a registered direct placement of its shares at a per share price of $3.25. The net proceeds to LiqTech from the initial closing are approximately $7.4 million. LiqTech intends to use the net proceeds from the offering for the development and marketing of its products, the engineering, development and testing of its membranes, and the opening of local sales offices in certain countries outside of the U.S. and Denmark. Pending application of such proceeds, LiqTech expects to invest the proceeds in short-term, interest-bearing, investment-grade marketable securities or money market obligations.

Sunrise Securities Corp. acted as the exclusive placement agent for this transaction.

As part of the compensation for the placement agent, LiqTech has also issued to the placement agent and certain of its agents for $100, warrants to purchase an aggregate of 125,575 shares of LiqTech’s common stock (equal to 5% of the shares of common stock sold by the placement agent and its agents in the offering). The warrants will have an exercise price equal to $4.06 (or 125% of the offering price of the shares sold in the offering) and may be exercised on a cashless basis. The warrants are exercisable for a period of five years commencing after the effective date of the registration statement related to the offering. The warrants are subject to a lock-up restriction for 180 days pursuant to FINRA Rule 5110(g). The warrants are not redeemable by LiqTech.

The description of terms and conditions of the transactions described above do not purport to be complete and are qualified in their entirety by the full text of the placement agency agreement and the form of placement agent warrant, which are attached hereto as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference.

Our press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of placement agent warrants.
10.1	Placement Agency Agreement, dated March 2, 2012, by and between LiqTech International, Inc. and Sunrise Securities Corp.
99.1	Press Release dated March 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: March 8, 2012	/s/	Soren Degn
Soren Degn
Chief Financial Officer